Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

CYANCO HOLDING CORP.,

CALYPSO ACQUISITION CORP.

and

NEVADA CHEMICALS, INC.

dated as of

September 5, 2008

Section 9.6	Parties in Interest	49
Section 9.7	Specific Performance	50
Section 9.8	Governing Law	50
Section 9.9	Headings	50
Section 9.10	Counterparts	50
Section 9.11	Construction	50

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of September 5, 2008, by and among Cyanco Holding Corp., a Delaware corporation (“Parent”), Calypso Acquisition Corp., a Utah corporation and direct, wholly owned subsidiary of Parent (the “Purchaser”), and Nevada Chemicals, Inc., a Utah corporation (the “Company”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Section 9.3 hereof.

WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

WHEREAS, in furtherance thereof, it is proposed that the Purchaser make the Offer (as defined in Section 1.1 hereof) to acquire all shares of the issued and outstanding common stock, par value $0.001 per share, of the Company (referred to herein as either the “Shares” or “Company Common Stock”) for $13.37 per share, net to the seller in cash, upon the terms and subject to the conditions set forth herein;

WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of Parent, the Purchaser and the Company have approved this Agreement and the Merger (as defined in Section 1.4 hereof) following the Offer in accordance with the Utah Revised Business Corporation Act (the “URBCA”) and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company has approved and adopted the Offer and the Merger and has resolved to recommend that the holders of the Shares accept the Offer and approve this Agreement and each of the transactions contemplated by this Agreement, including the Offer and the Merger (the “Transactions”), upon the terms and subject to the conditions set forth herein;

WHEREAS, as a condition and inducement to Parent and the Purchaser entering into this Agreement and incurring the obligations set forth herein, certain stockholders of the Company (the “Principal Company Stockholders”) are entering into an agreement (the “Support Agreement” and, together with this Agreement, the “Transaction Agreements”) pursuant to which the Principal Company Stockholders will agree to take specified actions in furtherance of the Offer and the Merger; and

WHEREAS, Parent, the Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER AND MERGER

Section 1.1             The Offer.

(a)           Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof and none of the events set forth in clause (iii) of Annex A hereto shall have occurred and be continuing, the Purchaser shall (and Parent shall cause the Purchaser to), as promptly as reasonably practicable and in any event within ten (10) Business Days after the date hereof, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) an offer (the “Offer”) to purchase for cash all Shares at a price of $13.37 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the “Offer Price”).  Subject to the condition that the holders of Shares have validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the Shares beneficially owned by Parent or the Purchaser, represents at least a majority of the outstanding Shares, determined on a fully diluted basis (the “Minimum Condition”), and subject to the prior satisfaction or waiver (except that the Minimum Condition may not be amended or waived) of the other conditions of the Offer set forth in Annex A, the Purchaser shall (and Parent shall cause the Purchaser to) consummate the Offer in accordance with its terms and accept for payment and pay for Shares tendered pursuant to the Offer as soon as it is legally permitted to do so under applicable law.  The obligations of the Purchaser to consummate the Offer and accept for payment and to pay for all Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto.  The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto.  The Purchaser shall not decrease the Offer Price, change the consideration payable, impose additional conditions to the Offer, decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares (other than with respect to insignificant changes or amendments) without the written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof).  The Offer Price may be increased, and, in connection therewith, the Offer may be extended, to the extent required by applicable federal securities laws, in each case without the consent of the Company.  The Offer shall expire at 12:00 midnight (New York City time) on the twentieth business day (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act) following the commencement of the Offer (determined using Rule 14d-2 under the Exchange Act) (such date, the “Initial Expiration Date”), unless extended in accordance with this Section 1.1 (the Initial Expiration Date, or such later date to which the Initial Expiration Date has been extended, the “Expiration Date”).  Except for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”) applicable to the Offer, or as set forth below, the Purchaser shall not extend the Offer beyond the Initial Expiration Date if all of the conditions set forth in Annex A hereto have been satisfied or waived as of the Initial Expiration Date and Purchaser is permitted under applicable law to accept for payment and pay for tendered Shares.  Notwithstanding anything contained in this subsection , Purchaser may, in its sole discretion, extend the Offer one or more times at any time and from time to time, for an aggregate period of not more than twenty (20) Business Days if, at the then-scheduled Expiration Date, any of the conditions set forth in Annex A hereto shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; provided that any extension shall be in increments of not more than ten (10) Business Days (unless a longer period of time is agreed to by the Company in writing, such agreement not to be unreasonably withheld).  Additionally, if the Minimum Condition has been satisfied and all other conditions set forth in Annex A hereto are satisfied or waived, and Shares have been accepted for payment, but the number of Shares tendered and not withdrawn pursuant to the Offer, together with any other Shares owned of record by Purchaser or its Affiliates, is less than 90% of the then outstanding Shares on a fully diluted basis, the Purchaser may extend the Offer in accordance with Rule 14d-11 under the Exchange Act.

(b)           As soon as reasonably practicable after the date the Offer is commenced, and in any event in accordance with the rules of the Exchange Act, Parent and the Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule TO”).  The Schedule TO will include all exhibits required by applicable federal securities laws, including the Offer to Purchase, a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the “Offer Documents”).  Parent and the Purchaser further agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.  Parent and the Purchaser, on the one hand, and the Company, on the other hand, agree promptly to correct any information provided by it for use in the Offer Documents if and to the extent that the information contained therein shall have become false and misleading in any material respect, and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to all holders of Shares, in each case as and to the extent required by applicable federal securities laws; provided, that the costs and expenses of filing and disseminating the corrected Offer Documents shall be borne by the Company if such corrections are required as a result of information provided by the Company becoming false and misleading in any material respect.  The Company and its counsel shall be given the opportunity to review, and to propose reasonable comments to, the Schedule TO before it is filed with the SEC.  In addition, Parent and the Purchaser agree to provide the Company and its counsel with a copy of any comments Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto.

Section 1.2             Company Actions.

(a)           Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the “Schedule 14D-9”) which shall, subject to the fiduciary duties of the Company’s directors under applicable law and the provisions of this Agreement, contain the recommendation referred to in clause (iii) of Section 3.3(b) hereof.  The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to all holders of Shares, in each case as and to the extent required by applicable federal securities laws.  The Company, on the one hand, and Parent and the Purchaser, on the other hand, agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to all holders of the Shares, in each case as and to the extent required by applicable federal securities laws; provided, that the costs and expenses of filing and disseminating a corrected Schedule 14D-9 shall be borne by the Purchaser to the extent such corrections are required as a result of information provided by the Purchaser becoming false and misleading in any material respect.  Parent, the Purchaser and their counsel shall be given the opportunity to review, and to propose reasonable comments to, the Schedule 14D-9 before it is filed with the SEC.  In addition, the Company agrees to provide Parent, the Purchaser and their counsel with a copy of any comments the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto.

(b)           In connection with the Offer, the Company shall as soon as practicable (but in any event within five (5) Business Days after the date hereof), furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a date no more than five (5) Business Days prior to delivery of such information, and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares.  Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer, the Merger and the other Transactions, and, if this Agreement is terminated, shall upon the request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

Section 1.3             Directors.

(a)           Promptly upon the purchase of and payment for any Shares by Parent, Purchaser and/or any of their Affiliates which, together with all other Shares then held by Parent, Purchaser and/or any of their Affiliates, represents at least a majority of the outstanding Shares (on a fully diluted basis), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent, the Purchaser and/or any of their Affiliates bears to the total number of Shares then outstanding.  The Company shall, upon the request of Parent, use its reasonable best efforts to promptly (but in any event within ten (10) days after receipt of such request) either increase the size of its Board of Directors, including amending the by-laws of the Company if necessary to so increase the size of the Board of Directors, or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent’s designees to be so elected or appointed to the Company’s Board of Directors, and shall cause Parent’s designees to be so elected or appointed at such time.  At such time, the Company shall, upon the request of Parent, also cause Persons designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company’s Board of Directors of (i) each committee of the Company’s Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 3.1 hereof) of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law and the rules of any stock exchange on which the Company Common Stock is listed.  Notwithstanding the foregoing sentences, in no event shall the designees of Parent or its Affiliates be entitled to represent the majority of any such board or committee, and no rounding-up of the number of directors thereon shall occur, unless, at such time, Parent and its Affiliates own at least a majority of the outstanding Shares on a fully diluted basis.  Notwithstanding the foregoing, until the Effective Time (as defined in Section 1.6 hereof), the Company shall use all reasonable efforts to retain as members of its Board of Directors at least two directors who are directors of the Company on the date hereof; provided, that subsequent to the purchase of and payment for Shares pursuant to the Offer, and if Parent and its Affiliates at such time own a majority of the outstanding Shares on a fully diluted basis, Parent shall always be entitled to have its designees represent at least a majority of the entire Board of Directors of the Company.  The Company’s obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder.  The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or appointed to the Company’s Board of Directors.  Parent or the Purchaser will supply the Company any information with respect to either of them and their nominees, officers, directors and Affiliates required by such Section 14(f) and Rule 14f-1.  The provisions of this Section 1.3(a) are in addition to and shall not limit any rights which the Purchaser, Parent or any of their Affiliates may have as a holder or Beneficial Owner of Shares as a matter of law with respect to the election of directors or otherwise.

(b)           From and after the time, if any, that Parent’s designees constitute a majority of the Company’s Board of Directors, any amendment of this Agreement, any termination of this Agreement by the Company, any extension of time for performance of any of the obligations of Parent or the Purchaser hereunder, any waiver of any condition or any of the Company’s rights hereunder or other action by the Company hereunder may be effected only by the action of a majority of the directors of the Company then in office who were directors of the Company on the date hereof, which action shall be deemed to constitute the action of the full Board of Directors; provided, that if there shall be no such directors, such actions may be effected by majority vote of the entire Board of Directors of the Company.

Section 1.4             The Merger.

(a)           Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the “Merger”) pursuant to which (i) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (ii) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Utah, and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.  At

Parent’s sole election, the Merger may alternatively be structured so that (x) the Company is merged with and into Parent, the Purchaser or any other direct or indirect wholly owned Subsidiary (as defined in Section 3.1 hereof) of Parent or (y) any direct or indirect wholly owned Subsidiary of Parent other than the Purchaser is merged with and into the Company.  In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.  Notwithstanding the foregoing, any such election to change the constituent parties to the Merger may be made by Parent only if no material time delay in consummating the Merger shall occur.  The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.”  The Merger shall have the effects set forth in the URBCA.

(b)           Unless otherwise determined by Parent in its sole discretion prior to the Effective Time, the Articles of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except as to the name of the Surviving Corporation (in the case of a merger where the Company is the Surviving Corporation), until thereafter amended as provided by applicable law and such Articles of Incorporation.

(c)           Unless otherwise determined by Parent in its sole discretion prior to the Effective Time, the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation, except as to the name of the Surviving Corporation (in the case of a merger where the Company is the Surviving Corporation), until thereafter amended as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

Section 1.5             Top-Up Option.

(a)           The Company hereby grants to Parent and Purchaser an option (the “Top-Up Option”), exercisable only if, at the Expiration Date, the aggregate number of Shares validly tendered in accordance with the terms of the Offer and not withdrawn, when taken together with all Shares then owned by Parent, Purchaser and their Affiliates (collectively, the “Base Shares”), equal or exceed 80% of the outstanding Shares on a fully diluted basis immediately prior to such Expiration Date, to purchase from the Company (the “Top-Up Purchase”), at a price per share equal to the Offer Price, that number of newly issued shares of Company Common Stock as may be designated in writing by the Parent or Purchaser (but not in excess of the lowest number of shares of Company Common Stock that, when added to the Base Shares, shall constitute a sufficient number of shares of Company Common Stock to effect a short-form merger under URBCA 16-10a-1104) (the “Top-Up Shares”).  If such Top-Up Option is exercised, Parent and Purchaser shall consummate the Top-Up Purchase within five (5) Business Days of the Expiration Date and contemporaneously with the acceptance for payment and purchase of all Shares validly tendered pursuant to the Offer, whereupon the Company shall issue the Top-Up Shares to Purchaser, and Purchaser shall (and Parent shall cause Purchaser to) promptly pay to the Company, in, at the option of Purchaser, (i) cash and/or (ii) a full-recourse promissory note issued by Purchaser to the Company with a maturity of one year, bearing interest at an annual rate equal to four percent (4%), in a principal amount equal to the Offer Price multiplied by the number of Top-Up Shares.  The parties shall cooperate to ensure that the issuance of the Top-Up Shares is accomplished consistent with all applicable legal and stock exchange listing requirements.  Notwithstanding anything in this Agreement to the contrary (x) the Top-Up Option shall not be exercisable if any provision of applicable laws or any judgment, injunction, order or decree of any Governmental Entity would prohibit, or require any action, consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or the Company’s stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization, permit, filing or notification has not theretofore been obtained or made, as applicable (other than any filings required under the Exchange Act or applicable stock exchange listing requirements), and (y) the Top-Up Option shall be exercisable only up to the number of authorized but unissued shares of the Company’s Common Stock.

(b)           In the event Purchaser wishes to exercise the Top-Up Option, Purchaser shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Purchaser intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Purchaser intends to pay the applicable purchase price, and (iii) the place and time at which the closing of the purchase of such Top-Up Shares is to occur.  At such closing, Parent and Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Purchaser a certificate representing the Top-Up Shares.  The parties hereto agree to use their commercially reasonable efforts to cause such closing to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to this Agreement, and if not so consummated on such day, as promptly thereafter as possible.  The parties further agree to use their commercially reasonable efforts to cause the Merger to be consummated in accordance with the URBCA as soon as practicable following the issuance of the Top-Up Shares.

(c)           Parent and Purchaser understand that the Top-Up Shares will not be registered under any securities laws and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Purchaser represent that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Purchaser for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of any securities laws.  Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

Section 1.6             [Intentionally Omitted]

Section 1.7             Effective Time.  Parent, the Purchaser and the Company will cause appropriate Articles of Merger (the “Articles of Merger”) to be executed and filed on the date of the Closing (as defined in Section 1.8 hereof) (or on such other date as Parent and the Company may agree) with the Utah Department of Commerce, Division of Corporations & Commercial Code (the “Division”) as provided in the URBCA.  The Merger shall become effective on the date on which the Articles of Merger has been duly filed with the Utah Department of Commerce, Division of Corporations & Commercial Code or such time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the “Effective Time.”

Section 1.8             Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date to be specified by the parties and when the Division is open for business,

which date shall be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”), at the offices of Kirkland & Ellis LLP, 200 East Randolph Drive, Chicago, Illinois, unless another date or place is agreed to in writing by the parties hereto.

Section 1.9             Directors and Officers of the Surviving Corporation.  The directors and officers of the Company shall resign as of the Effective Time and the directors of the Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and By-laws.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1             Conversion of Capital Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock, any other securities of the Company or any shares of the Purchaser’s common stock, par value $0.001 per share (“Purchaser Common Stock”):

(a)           Conversion of Purchaser Common Stock.  Each issued and outstanding share of Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b)           Cancellation of Treasury Stock and Parent-Owned Shares.  All shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)           Conversion of Shares.  Each issued and outstanding share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) hereof, and other than Dissenting Shares (as defined in Section 2.3 hereof)), shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the “Merger Consideration”), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof.  From and after the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2 hereof, without interest.

(d)           Conversion of Company Stock Options.  Each Company Stock Option (as defined in Section 2.4(a) hereof), issued and outstanding immediately prior to the Effective Time shall be converted into (as provided in and subject to the limitations set forth in this Article II) the right to receive from the Surviving Corporation the Option Consideration (as defined in Section 2.4(a) hereof) without interest thereon.  As of the Effective Time, all such Company Stock Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of any such Company Stock Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration into which their Company Stock Options have been converted by the Merger as provided in this Section 2.1(d) and Section 2.4(a) hereof.

Section 2.2             Exchange of Certificates.

(a)           Paying Agent.  Parent shall designate a bank or trust company, which shall be reasonably acceptable to the Company, to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.1(c) hereof.  Promptly following the Effective Time, Parent or the Purchaser shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration.  Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation pending payment thereof by the Paying Agent to the holders of the Shares.  Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.  To the extent that there are losses with respect to any such investments, or the funds diminish for other reasons below the level required to make prompt payment of the Merger Consideration as contemplated hereby, Parent or the Survivng Corporation shall promptly replace or restore such portion of the funds to ensure that there are sufficient funds, at all times, to make all payments in full.

(b)           Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”), whose shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled.  If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.

(c)           Transfer Books; No Further Ownership Rights in Company Common Stock.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company.  From and after the Effective Time, the holders of Certificates evidencing ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)           Termination of Fund; No Liability.  At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, its Affiliates (including the Company and the Affiliates of the Company), nor the Paying Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered to a public official pursuant to the proper following of any applicable abandoned property, escheat or similar law.

(e)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (acceptable to Parent in its reasonable discretion) of that fact by  the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Paying Agent, the posting by such person of a bond in such amount as the Surviving Corporation or the Paying Agent may direct, the Paying Agent will issue the Merger Consideration in exchange for the shares represented by such lost, stolen or destroyed Certificate.

Section 2.3             Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 16-10a-1301, et seq. of the URBCA (“Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his or her right to appraisal.  A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such Shares held by him or her in accordance with the provisions of Section 16-10a-1301, et seq. of the URBCA, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his or her right to appraisal, in which case such Shares shall be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2.

(b)           The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the URBCA and received by the Company relating to rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the URBCA.  Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

(c)           Each holder of Dissenting Shares who becomes entitled under the applicable URBCA provisions to payment for Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the applicable URBCA provisions).

Section 2.4             Company Stock Options; Option Consideration.  (a) Except as disclosed in this Section 2.4 and except to the extent that Parent, the Purchaser and the holder of any option otherwise agree in writing prior to or contemporaneously with the Effective Time, the Surviving Corporation shall promptly after the Effective Time pay in cash to each holder of an outstanding option to purchase Company Common Stock (a “Company Stock Option”) granted pursuant to the Company’s 1988 Nonqualified Stock Option Plan (the “Company Stock Option Plan”), in settlement of each such Company Stock Option, whether or not exercisable or vested, an amount in respect thereof equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price of such Company Stock Option, and (y) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to its settlement (the “Option Consideration”) (such payment to be net of all applicable withholding taxes).  Upon delivery of the Option Consideration in respect of a Company Stock Option, such Company Stock Option shall be canceled.  The surrender of a Company Stock Option to the Company in exchange for the Option Consideration shall be deemed to be a release of all rights the holder had or may have had in respect of such Company Stock Option.

(b)           Termination of Company Stock Option Plan.  Except as may otherwise be agreed to in writing by Parent, the Purchaser and the Company, the Company Stock Option Plan shall terminate as of the Effective Time, and no holder of any Company Stock Option or any participant in any Company Stock Option Plan shall have any rights thereunder to acquire any capital stock or other equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

(c)           Termination of Other Plans and Programs.  Except as may otherwise be agreed to in writing by Parent, the Purchaser and the Company, all other plans, programs, agreements and other arrangements providing for the issuance or grant of any other interest in respect of the capital stock or any other equity securities of the Company or any of its Subsidiaries shall terminate as of the Effective Time, and no participant under any such plan, program, agreement or arrangement shall have any rights thereunder (including any rights to acquire any capital stock or other equity securities of the Company, the Surviving Corporation or any Subsidiary thereof).

Section 2.5             Adjustment of Merger Consideration.  In the event that, subsequent to the date of this Agreement but prior to the Effective Time, the Shares shall have been changed into a different number of shares or shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration and the Option Consideration shall be appropriately adjusted to take into account the effects of any such event.

Section 2.6             Withholding.  Parent, the Purchaser, the Surviving Corporation and Paying Agent shall be entitled to deduct and withhold from the Merger Consideration and Option Consideration otherwise payable or issuable pursuant to this Agreement to any holder of Shares or Company Stock Options, as applicable, such amount as is required to be deducted and withheld with respect to such payment or issuance under any provision of federal, state, local or foreign tax law.  To the extent that amounts are so withheld, such withheld amounts shall promptly be paid to the appropriate Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the holder of Shares and Company Stock Options in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a separate disclosure schedule referring to the Sections contained in this Agreement, which has been delivered by the Company to Parent and the Purchaser prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and the Purchaser that:

Section 3.1             Organization; Subsidiaries.

(a)           Each of the Company and its Subsidiaries (other than Cyanco) is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite organizational power and authority and all necessary governmental approvals to own, lease and operate the properties and assets it currently owns, operates or holds under lease and to carry on its business as it is now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect.  The Company has heretofore furnished to Parent and Purchaser complete and correct copies of its Articles of Incorporation and By-laws, each as amended to the date hereof.  Such Articles of Incorporation and By-laws are in full force and effect.  The Company is not in violation of any provision of its Articles of Incorporation or By-laws.

(b)           Cyanco company (“Cyanco”) is a non-corporate joint venture pursuant to the joint venture agreement dated May 23, 1992, as amended (the “Joint Venture Agreement”), between Winnemucca Chemicals Inc., a Nevada corporation (“Winnemucca”) and wholly-owned Subsidiary of the Company, and CyPlus Corporation, a Delaware corporation.  The Company has made available to Purchaser a true and complete copy of the Joint Venture Agreement.  The Joint Venture Agreement is valid, binding and enforceable in accordance with its terms and shall be in full force and effect in accordance with its terms upon consummation of the transactions contemplated hereby.  Winnemucca is not in default under or in violation of any provision of the Joint Venture Agreement.  Section 3.1 of the Company Disclosure Schedule sets forth a list of all of the officers and executive committee members of Cyanco.  Cyanco has all requisite power and authority and possesses all governmental franchises, licenses, authorizations and permits necessary to enable it to own, lease or otherwise hold and operate its properties and assets, and to carry on its business as presently conducted.

(c)           Except as disclosed in Section 3.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.  All outstanding equity interests of each such Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any Liens, and there are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character, obligating any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional equity interests in such Subsidiary or any securities or obligations convertible or exchangeable for such equity interests or to grant, extend or enter into any such option, warrants, convertible security, call, right, commitment, preemptive right or agreement.

Section 3.2             Capitalization.

(a)           The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock.  As of the date hereof, 7,004,172 shares of Company Common Stock are issued and outstanding.  There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its Subsidiaries issued and outstanding.  Section 3.2 of the Company Disclosure Schedule sets forth the maximum number of shares of Company Common Stock issuable upon the exercise or conversion of each outstanding Company Stock Option and the exercise or conversion price thereof.  Except for the Company Stock Options granted under the Company Stock Option Plan and the Top-Up Option under Section 1.5 hereof, and except as otherwise described in Section 3.2 of the Company Disclosure Schedule, there are no existing options, warrants, convertible securities, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell, or caused to be issued, transferred or sold, contingently or otherwise, any shares of capital stock or other equity securities or Voting Debt of the Company or any other securities convertible into or evidencing the right to subscribe for purchase any such shares, securities or Voting Debt.  Except as identified and described in Section 3.2 of the Company Disclosure Schedule, there are no outstanding stock appreciation rights or similar phantom equity securities with respect to the capital stock of the Company.  All issued and outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued pursuant to the exercise of outstanding Company Stock Options or the Top-Up Option will be, when issued in accordance with the terms thereof (including the payment of the consideration therefor), duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.  Except as expressly contemplated by any of the Transaction Agreements, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares, or the capital stock of the Company or any Subsidiary or Affiliate of the Company or, except as set forth in Section 3.2 of the Company Disclosure Schedule, to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity.

(b)           Except as identified and described in Section 3.2 of the Company Disclosure Schedule, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

(c)           Following the Effective Time, no holder of Company Stock Options will have any right to receive shares of common stock of the Surviving Corporation upon exercise of the Company Stock Options.

(d)           The most recent balance sheets contained in the Company SEC Reports and the Cyanco Financial Statements reflect the total indebtedness of the Company and its Subsidiaries outstanding on the date of such balance sheets.  Since the date of such balance sheets neither the Company nor its Subsidiaries has increased the amount of such indebtedness except in the ordinary course of business, consistent with past practices.  Except as disclosed on Section 3.2(d) of the Company Disclosure Schedule, no indebtedness of the Company or any of its Subsidiaries contains any restriction upon the prepayment of indebtedness of the Company or any of its Subsidiaries.

Section 3.3             Authorization; Validity of Agreement; Company Action.

(a)           The Company has all necessary corporate power and authority to execute and deliver each of the Transaction Agreements, to perform its obligations hereunder and to consummate the Merger and the other Transactions.  The execution and delivery of this Agreement and the other Transaction Agreements by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize any of the Transaction Agreements or to consummate any of the Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock and the filing and recordation of appropriate merger documents in accordance with Section 1.4 hereof).  No other vote of the security holders of the Company is required in order for the Company to consummate the Merger and the transactions contemplated hereby.  This Agreement and the other Transaction Agreements have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and the Purchaser, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that each of the Transaction Agreements and each of the Transactions (including the Offer and the Merger) are in the best interests of the stockholders of the Company; (ii) approved and taken all other corporate action required to be taken by the Board of Directors for the consummation of the Transactions; and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and approve and adopt this Agreement and the Merger, and none of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified.

Section 3.4             No Violations; Consents and Approvals.

(a)           Except as disclosed in Section 3.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement, or any of the other Transaction Agreements, by the Company does not, and the consummation by the Company of the Transactions will not (i) conflict with or result in any breach of any provision of the Articles of Incorporation or By-laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) subject to obtaining the approval of the stockholders of the Company, require any material filing with, or material permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a “Governmental Entity”), (iii) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, amendment, cancellation or acceleration or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries) under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, permit, franchise, concession, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any material order, writ, injunction, judgment, decree, statute, law, rule, regulation, ordinance, permit or license applicable to the Company or any of its Subsidiaries or any of their properties or assets.

(b)           Except as disclosed in Section 3.4 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the Transactions will not, require any material declaration, filing, permit, consent, registration or notice to or authorization or approval of any Governmental Entity, except for declarations, filings, permits, consents, registrations, notices, authorizations and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), foreign antitrust or competition laws or regulations, state securities or blue sky laws and the URBCA.

Section 3.5             SEC Reports and Financial Statements.

(a)           The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2005 under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) (as such documents have been amended since the time of their filing, collectively, the “Company SEC Reports”).  As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Reports, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.  None of the Subsidiaries is required to file any forms, reports or other documents with the SEC.  The Company will deliver to Parent and the Purchaser promptly after they become publicly available true and complete copies of any Company SEC Reports filed subsequent to the date hereof and prior to the Effective Time.

(b)           Each of the financial statements (including, in each case, any notes and schedules thereto) contained in the Company SEC Reports complied as to form in all material respects with the applicable accounting requirements and rules and regulations of the SEC and was prepared in accordance with United States generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) (“GAAP”), and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP, subject, in the case of unaudited statements, to the absence of footnotes and to normal and recurring year-end adjustments none of which are expected, individually or in the aggregate, to be material in amount.

(c)           Section 3.5(c) of the Company Disclosure Schedule sets forth true and complete copies of the (i) audited balance sheet of Cyanco as of December 31, 2007 and the audited statements of income, joint venture capital and cash flow of Cyanco for the fiscal year then ended (collectively, the “Audited Cyanco Financial Statements”), and (ii) unaudited balance sheet as of June 30, 2008 and the unaudited statements of income, joint venture capital and cash flow of Cyanco for the six-month period then ended (together with the Audited Cyanco Financial Statements, the “Cyanco Financial Statements”).  The Cyanco Financial Statements have been prepared in conformity with GAAP, consistently applied throughout the periods covered thereby, and fairly present in all material respects the financial condition of Cyanco as of the respective dates thereof and the operating results of Cyanco for the periods covered thereby, subject, in the case of the unaudited statements, to the absence of footnotes and to normal and recurring year-end adjustments none of which are expected, individually or in the aggregate, to be material in amount.

Section 3.6             Absence of Certain Changes or Events.  Except as disclosed in Section 3.6 of the Company Disclosure Schedule, since January 1, 2008: (i) the Company and its Subsidiaries have, in all material respects, conducted their respective businesses only in the ordinary and usual course consistent with past practice, (ii) there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that have had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited under Section 5.1 hereof if such section applied to the period between January 1, 2008 and the date of this Agreement.

Section 3.7             Schedule 14D-9; Offer Documents; Proxy Statement.  Neither the Schedule 14D-9, nor any other document required to be filed by the Company with the SEC in connection with the Transactions, will, at the respective times the Schedule 14D-9, any such other filings by the Company, or any amendments or supplements thereto are filed with the SEC or are first mailed to Company stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Information provided by the Company for inclusion in the Offer Documents will not, at the respective times the Offer Documents are filed with the SEC or are first mailed to Company stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made in light of the circumstances under which they were made, not misleading.  The Proxy Statement (or any amendment thereof or supplement thereto), if any, will not, at the date mailed to Company stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made in any of the foregoing documents based on information supplied by Parent or the Purchaser in writing for inclusion therein.  The Schedule 14D-9, any such other filings by the Company and the Proxy Statement, if any, will comply in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder.

Section 3.8             Employee Benefit Plans; ERISA.

(a)           Section 3.8(a) of the Company Disclosure Schedule contains a complete and correct list of each employee benefit plan (as defined in Section 3(3) of  ERISA) and each other benefit or compensation plan, program, policy, practice, arrangement or contract  of any kind maintained, sponsored, contributed or required to be contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any material current or potential liability or obligation.  Each item listed in Section 3.8(a) of the Company Disclosure Schedule is referred to herein as a “Benefit Plan.”

(b)           Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is a prototype plan and is entitled to rely on an opinion letter from the IRS that such Benefit Plan is qualified in form under Section 401(a) of the Code, and nothing has occurred since the date of such IRS opinion letter that could adversely affect the qualification of such Benefit Plan.  Each such Benefit Plan has been timely amended to comply with the legislation commonly referred to as “GUST” and “EGTRRA.”

(c)           None of the Company, its Subsidiaries or any ERISA Affiliate has any current or potential liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA.  None of the Company, its Subsidiaries or any ERISA Affiliate has any

current or potential liability or obligation (including any liability on account of a “partial withdrawal” or a “complete withdrawal” within the meaning of Sections 4205 and 4203 or ERISA, respectively) under or with respect to (i) any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 of  ERISA, Title IV of ERISA or Section 412 of the Code, or (ii) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).  Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to or has any current or potential obligation or liability under or with respect to (A) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), (B) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (C) except as disclosed on Section 3.8(c) of the Company Disclosure Schedule, any plan or arrangement that provides for post-employment or post-termination health or life insurance or other welfare or welfare-type benefits to any Person.  The Company, its Subsidiaries and the ERISA Affiliates have complied with the requirements of COBRA.

(d)           Each Benefit Plan and any related trust, insurance contract or fund has been maintained, funded and administered in compliance in all material respects with its respective terms and in compliance in all material respects with all applicable laws, including ERISA and the Code.

(e)           With respect to each Benefit Plan, the Company has provided to Parent and the Purchaser true, complete and correct copies of (to the extent applicable) (i) all documents pursuant to which the Benefit Plan is maintained, funded and administered, (ii) the most recent annual report (Form 5500 series) filed with the IRS (with applicable attachments), (iii) the most recent financial statements, and (iv) the most recent summary plan description provided to participants.

(f)            With respect to each Benefit Plan, all required or recommended  premium payments, contributions, distributions, reimbursements and accruals for all periods (or partial periods) ending prior to or as of the Closing shall have been made or properly accrued.  None of the Benefit Plans has any material unfunded liabilities.

(g)           There has been no prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan.  No action, suit, proceeding, hearing, audit or investigation with respect to any Benefit Plan (other than routine claims for benefits) is pending or, to the Company’s knowledge, threatened.

(h)           Except as disclosed on Section 3.8(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any Person under any Benefit Plan, (ii) increase any benefits or compensation payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits or compensation.

Section 3.9             Litigation.  Except as disclosed on Section 3.9 of the Company Disclosure Schedule, there is no material litigation, arbitration, suit, claim, action, proceeding,

investigation or review by or before any Governmental Entity pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Subsidiaries, including any suit, claim, action, proceeding or investigation which questions or challenges the validity of this Agreement or any action to be taken by the Company or any of its Subsidiaries pursuant to this Agreement or in connection with the Transactions, and there is not known to the Company any reasonable basis for any such suit, claim, action, proceeding or investigation.  Except as disclosed in Section 3.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any material judgments, awards, decrees, injunctions or orders of any Governmental Entity applicable to the Company or any of its Subsidiaries.

Section 3.10           Environmental and Safety Matters.  Except as disclosed in Section 3.10 of the Company Disclosure Schedule:

(a)           to its Knowledge, the Company and its Subsidiaries have complied in all material respects, and are in compliance in all material respects, with all Environmental and Safety Requirements, which compliance has included obtaining and complying at all times in all material respects with all permits, licenses and other authorizations required pursuant to Environmental and Safety Requirements for the occupation of the Real Property and the operation of the business;

(b)           neither the Company nor any of its Subsidiaries has received any written notice, report or other information regarding any actual or alleged material violation of Environmental and Safety Requirements, or any material liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the business or the Real Property and arising under any Environmental and Safety Requirements;

(c)           to its Knowledge, none of the Company, its Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any person to, any substance, including any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner giving rise to any current or future material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”) or the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental and Safety Requirements;

(d)           neither the Company nor any of its Subsidiaries has assumed, undertaken, or otherwise become subject to any liability of another Person, or provided an indemnity with respect to any liability, relating to Environmental and Safety Requirements; and

(e)           the Company has furnished to Purchaser all environmental audits, reports and other documents materially bearing on environmental, health or safety liabilities, in each case relating to its, its Subsidiaries’ or their respective predecessors’ past or current properties, facilities or operations which are in its possession or under its reasonable control.

Section 3.11                                Taxes.

(a)                                  Except as disclosed in Section 3.11 of the Company Disclosure Schedule: (i) the Company and each Subsidiary of the Company have filed all federal and state income Tax Returns and all other material Tax Returns that were required to be filed prior to the date hereof by any of them; (ii) all such Tax Returns were correct and complete in all material respects; (iii) all Taxes owed by the Company and/or any Subsidiary of the Company (whether or not shown on any Tax Return) have been paid or accrued for and reflected on the most recent consolidated balance sheet of the Company filed with the SEC prior to the date hereof; (iv) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return; (v) no claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction; (vi) to the Company’s Knowledge, there are no Liens on any of the assets of the Company or any Subsidiary of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; (vii) the unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the most recent balance sheet, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns; and (viii) since the date of the most recent balance sheet, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(b)                                 Except as disclosed in Section 3.11(b) of the Company Disclosure Schedule, the Company and each Subsidiary of the Company have withheld and paid all Taxes required to have been withheld and paid by applicable law.

(c)                                  Except as provided in Section 3.11(c) of the Company Disclosure Schedule (i) neither the Company nor any director or officer (or employee responsible for Tax matters) of the Company or any of its Subsidiaries expects any authority to assess any additional Taxes for any taxable period; (ii) no foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries has received in the prior six years from any foreign, federal, state, or local taxing authority (including jurisdictions where neither the Company nor any of its Subsidiaries has filed Tax Returns) any (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries; and (iv) the Company does not reasonably expect any taxing authority to claim or assess any amount of additional Taxes against the Company or any of its Subsidiaries. Section 3.11(c) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company and/or any Subsidiary of the Company for taxable periods ended on or after January 1, 2004, indicates which, if any, of such Tax Returns have been audited, and indicates which, if any, of such Tax Returns are currently the subject of an audit. The Company has delivered to the Parent and the Purchaser correct and complete copies of all federal income

Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company or any Subsidiary of the Company since January 1, 2004.

(d)           Except as disclosed in Section 3.11(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           Except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has filed a consent under Code §341(f) concerning collapsible corporations. Neither the Company nor any Subsidiary of the Company has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii). Except as disclosed in Section 3.11(e) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has disclosed on their respective federal, state, local and foreign Tax Returns all positions taken therein that could give rise to a substantial understatement of, federal, state, local and foreign Tax within the meaning of Code §6662 or similar provisions under any state, local or foreign law. Neither the Company nor any Subsidiary of the Company is a party to any Tax allocation or sharing agreement. Neither the Company nor any of its Subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax Return other than an Affiliated Group the common parent of which is the Company.

(f)            Except as disclosed in Section 3.11(f)  of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any liability for the Taxes of any person other than the Company and the Subsidiaries of the Company (i) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(g)           Neither the Company nor any Subsidiary of the Company will be required to make any material adjustment to taxable income under Code §481 (or any similar provision of state, local, or foreign Law) for any period ending on or after the Closing Date by reason of a voluntary change in accounting method initiated by the Company or any of its Subsidiaries on or prior to the Closing Date and neither the IRS nor any other Governmental Entity has initiated or proposed any such change in accounting method.

(h)           Except as disclosed in Section 3.11(h) of the Company Disclosure Schedule, no Subsidiary of the Company is a “controlled foreign corporation” within the meaning of Code §957.

(i)            Except as disclosed in Section 3.11(i) of the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company (x) owns an interest in an entity either treated as a partnership or whose separate existence is ignored for federal income tax purposes, (y) is a party to any contract, agreement, plan or arrangement, including this Agreement, which could give rise to the payment of any amount that would not be deductible or on which a penalty or excise tax could be imposed pursuant to Sections 162(m), 280G, 404, 409A or 4999 of the Code (or any corresponding provisions of state, local or foreign law), or (z)

has participated in any “reportable transaction” as defined in Section 1.6011-4 of the Treasury Regulations.

(j)            Except as disclosed in Section 3.11(j) of the Company Disclosure Schedule, the Company shall not be required (i) as a result of any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax Law), to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (ii) as a result of any sale reported on the installment method where such sale occurred on or prior to the Closing Date, to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, (iii) as a result of any prepaid amount received on or prior to the Closing Date (other than amounts prepaid in the ordinary course of business consistent with past custom and practice), to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, or (iv) to include any item of income in taxable income as a result of any intercompany transactions occurring at or prior to the Closing or any excess loss account in existence at Closing described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law).

(k)           Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

Section 3.12           Labor and Employment Matters.

(a)           Except as disclosed in Section 3.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been a party to any collective bargaining agreement or other labor agreement with any union or labor organization and, to the Company’s Knowledge, there has not been any activity or proceeding of any labor organization or employee group to organize any such employees.

(b)           Except as disclosed in Section 3.12 of the Company Disclosure Schedule, (i) there are no employment contracts or severance agreements with any employees of the Company or any of its Subsidiaries, (ii)  there are no written personnel policies, rules or procedures applicable to employees of the Company or any of its Subsidiaries, (iii) the Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health (“Employment Laws”), and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation; (iv) to the knowledge of the Company and its Subsidiaries, no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (v) to the knowledge of the Company and its Subsidiaries, no federal, state, local or foreign agency responsible for the enforcement of labor or employment laws intends to conduct an investigation with respect to or relating to the Company and the Subsidiaries and no such investigation is in progress; and (vi) to the knowledge of the Company and its Subsidiaries, there are no complaints, controversies, lawsuits or other proceedings pending or threatened that allege breach of any express or implied contract of employment, violation of any law or regulation governing employment, discriminatory hiring or termination of employees or tortious conduct in connection with the employment relationship.

Section 3.13           Compliance with Laws. Other than with respect to Environmental Laws (which are addressed in Section 3.10) and Employment Laws (which are addressed in Section 3.12), the Company and its Subsidiaries have complied in all material respects with all laws and governmental regulations and orders relating to any of the property owned, leased or used by them, or applicable to their business. No notice, charge, claim, action or assertion has been received by the Company or any of its Subsidiaries alleging any material violation of such laws, regulations and orders.

Section 3.14           Contracts. Section 3.14 of the Company Disclosure Schedule hereto sets forth a true and complete list, as of the date hereof, of (i) each agreement and contract to which the Company or any of its Subsidiaries is a party and which provides for payments, receipts or expenditures of more than $100,000 annually, (ii) all non-competition agreements or any other agreements or obligations which purport to limit in any material respect the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted, (iii) all agreements, arrangements or understandings with any Affiliate that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act and which have not been previously filed as an exhibit to a report, registration statement, form or other filing by the Company with the SEC, and (iv) all contracts or other agreements which would prohibit or materially delay the consummation of the Merger or any of the Transactions (all contracts of the type described in clauses (i) - (iv) being referred to herein as “Company Material Contracts”). Each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect, and the Company or such Subsidiary has performed all material obligations required to be performed by it to date under each Company Material Contract. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received notice of, any violation or default in any material respect under (nor, to the Knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by either the Company or any of its Subsidiaries, as the case may be, or any other party to a Company Material Contract. Originals or true, correct and complete copies of all Company Material Contracts (or descriptions if the Company Material Contract is not written) have been provided or made available to Parent. Neither the Company nor any of its Subsidiaries has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligations of any person, corporation, partnership, joint venture, association, organization or other entity that is not a Subsidiary of the Company.

Section 3.15           Properties.

(a)           The Company and each of its Subsidiaries has good, valid and marketable title to all of the properties and assets which it purports to own (real, personal and mixed, tangible and intangible), including all of the properties and assets reflected in the financial statements included in the Company SEC Reports prior to the date hereof, and all of the properties and assets purchased by the Company and each of its Subsidiaries thereafter, which subsequently acquired properties and assets (other than inventory and short term investments) are listed in Section 3.15 of the Company Disclosure Schedule for each such purchase of over $100,000 individually only.

(b)           A list and summary description of all real property owned or leased to or by the Company or any of its Subsidiaries or in which any of them has an interest is disclosed in Section 3.15 of the Company Disclosure Schedule (the “Real Property”).

Section 3.16           Intellectual Property.

(a)           Section 3.16 of the Company Disclosure Schedule sets forth a complete and correct list of all: (i) patented or registered Intellectual Property and pending patent applications and other applications for registrations of Intellectual Property owned or filed by or on behalf of the Company or its Subsidiaries; (ii) all registered trade names, material unregistered copyrights and material unregistered trade names, trademarks and service marks owned or used by the Company or its Subsidiaries; (iii) all computer software owned and/or used by the Company or its Subsidiaries (other than commercially available off-the-shelf software with a license fee of less than $1,000 per user); and (iv) all material licenses or similar material agreements or arrangements for Intellectual Property to which the Company or its Subsidiaries is a party (either as a licensor or licensee).

(b)           Except as disclosed in Section 3.16 of the Company Disclosure Schedule: (i) each of the Company and its Subsidiaries owns and possesses all right, title and interest in and to, or has a valid and enforceable license to use, all of the Intellectual Property necessary or desirable for the operation of the business of the Company and its Subsidiaries as currently conducted free and clear of all encumbrances, licenses or other restrictions (the “Company Intellectual Property Rights”); (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property Rights has been made and is currently outstanding or, to the Company’s Knowledge is threatened, and to the Company’s Knowledge, there are no grounds for the same; (iii) no loss or expiration of any Company Intellectual Property Right that would be reasonably likely to cause a Company Material Adverse Effect is pending, or to the Knowledge of the Company threatened, or reasonably foreseeable by the Company; (iv) neither the Company nor its Subsidiaries have received any notices of, and, to the Company’s Knowledge, there is no infringement or misappropriation by, or conflict with, any third party with respect to the Company Intellectual Property Rights (including any demand or request that the Company or its Subsidiaries license any rights from a third party or unsolicited offers to license any rights from a third party); (v) neither the Company nor its Subsidiaries, to the Company’s Knowledge, have infringed, misappropriated or otherwise violated any Intellectual Property or other rights of any third parties and, to the Company’s Knowledge, there is no infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company and its Subsidiaries as currently conducted; (vi) each of the Company and its Subsidiaries has taken commercially reasonable steps to protect, maintain and safeguard the Company Intellectual Property Rights; (vii) each employee, consultant or contractor of the Company has executed and delivered to the Company or the applicable Subsidiary an agreement assigning to the Company or such Subsidiary all Intellectual Property created by it for the Company or such Subsidiary and an agreement pursuant to which it agrees to keep confidential the confidential information of the Company and its Subsidiaries; (viii) the Company has disaster recovery plans in place and regularly tests them; and (ix) immediately subsequent to the purchase of Shares by the Purchaser pursuant to the Offer, the Company Intellectual Property Rights will be owned by or available for use by the Company on terms and conditions identical to those under which the Company owned or used such Company Intellectual Property Rights immediately prior to the purchase of Shares by the Purchaser pursuant to the Offer.

Section 3.17           Opinion of Financial Advisor. The Company has received an opinion from Christenberry Collet & Company, Inc. (the “Company’s Financial Advisor”) to the effect that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view, a copy of which opinion has been, or promptly upon receipt thereof will be, provided to Parent. The Company has been authorized by the Company’s Financial Advisor to permit the inclusion of such opinion in its entirety in the Schedule 14D-9 and Proxy Statement, if any.

Section 3.18           Brokers. Except as disclosed in Section 3.18 of the Company Disclosure Schedule, no broker, finder or investment banker (other than the Company’s Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or which are to be paid by the Company. The Company has heretofore furnished to Parent and the Purchaser a complete and correct copy of all agreements between the Company and the Company’s Financial Advisor or any other firms pursuant to which the Company’s Financial Advisor or any such firms would be entitled to any payment relating to the Merger, and there have been no amendments to any such agreements.

Section 3.19           State Takeover Statutes. The Company’s Board of Directors has by requisite vote of directors approved and adopted each of the Transaction Agreements and each of the Transactions. The Company’s Board of Directors has by requisite vote amended the Company’s bylaws to provide that Chapter 6 of Title 61 of the Utah Code (the “Utah Control Shares Acquisitions Act”) shall not apply to the Company. To the Knowledge of the Company, as of the date hereof, no other state takeover statute or similar charter or bylaw provisions are applicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby.

Section 3.20           Rights Plan. The Board of Directors of the Company has previously terminated that certain Rights Agreement, dated as of May 19, 1999, as amended, between the Company and Zions First National Bank as Rights Agent.

Section 3.21           Major Customers and Suppliers. Disclosed in Section 3.21 of the Company Disclosure Schedule is a list of the five most significant customers (the “Major Customers”) and suppliers (the “Major Suppliers”) of the Company and its Subsidiaries, taken as a whole, for each of the last three years. There has not been any material adverse change in the business relationship between the Company and/or its Subsidiaries, on the one hand, and any Major Customer or Major Supplier, on the other hand, or any material controversies with any Major Customer or Major Supplier. Neither the Company nor any of its Subsidiaries has received notice, nor do they have any reason to believe, that any Major Customer or Major

Supplier is contemplating (i) terminating its relationship with the Company and/or any of its Subsidiaries, (ii) materially decreasing the rate of materials, products or services purchased from or supplied to (as applicable) the Company and/or any of its Subsidiaries, or (iii) otherwise materially and adversely changing the nature or terms of its relationship with the Company and/or any of its Subsidiaries.

Section 3.22           Transactions with Affiliates. Except as disclosed in Section 3.22 of the Company Disclosure Schedule, there is no agreement, contract or other arrangement between the Company or any of its Subsidiaries, on the one hand, and any affiliates of the Company or any of its Subsidiaries (other than the Company or a Subsidiary of the Company), on the other hand, and none of such agreements will continue in effect subsequent to the Closing. Except as disclosed in Section 3.22 of the Company Disclosure Schedule, after the Effective Time none of the Company’s affiliates (other than Purchaser or Parent) will have any interest in any property (real or personal, tangible or intangible) or contract used in or pertaining to the business of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER

Each of Parent and the Purchaser hereby represents and warrants to the Company that:

Section 4.1             Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and the Purchaser is duly qualified or licensed as a foreign corporation, partnership or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, would not have a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” shall mean any material adverse affect on the ability of Parent or the Purchaser to consummate the Offer or the Merger. Parent has heretofore made available to the Company a complete and correct copy of the Articles of Incorporation and by-laws, each as amended to date, of Parent and the Purchaser.

Section 4.2             Authorization; Validity of Agreement; Necessary Action Each of Parent and the Purchaser has all necessary corporate power and authority to execute and deliver each of the Transaction Agreements, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and the Purchaser and the consummation by Parent and the Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent and the Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents in accordance with Section 1.6 hereof). This Agreement has been duly and validly executed and delivered by Parent and the Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and the Purchaser enforceable against Parent and the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.3             No Violations; Consents and Approvals.

(a)           The execution and delivery of this Agreement or any other Transaction Agreement by each of Parent and the Purchaser does not, and the consummation of the Transactions by Parent and the Purchaser will not (i) conflict with or violate the charter documents, By-laws or other organizational documents of either of Parent or the Purchaser, (ii) conflict with or violate any law applicable to Parent or the Purchaser or by which any property or asset of Parent and the Purchaser is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, have a Parent Material Adverse Effect, or (iii) result in a violation or any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent and the Purchaser is a party or by which Parent and the Purchaser or any property or asset of Parent and the Purchaser is bound or affected, except for any such breaches or defaults which, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b)           The execution and delivery of this Agreement by Parent and the Purchaser does not, and the consummation of this Agreement by Parent and the Purchaser will not, require any declaration, filing, permit, consent, registration or notice to or authorization or approval of any Governmental Entity, except for declarations, filings, permits, consents, registrations, notices, authorizations and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act, foreign antitrust or competition laws or regulations, state securities or blue sky laws and the URBCA.

Section 4.4             Information in the Offer Documents; Proxy Statement; Schedule 14D-9. The Offer Documents will comply in all material respects with the provisions of the applicable federal securities laws and the rules and regulations thereunder and, on the date filed with the SEC and on the date first mailed to Company stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information furnished by the Company for inclusion in the Offer Documents. None of the information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement, if any, or the Schedule 14D-9 will, at the date mailed to Company stockholders and, in the case of the Proxy Statement, if any, at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.5             Financing. At the Expiration Date and at the Effective Time, either the Purchaser will have available or Parent will make available the funds necessary to purchase all of the Shares pursuant to the Offer and to pay the Merger Consideration and the Option Consideration in connection with the Merger and to pay all fees and expenses in connection therewith.

Section 4.6             Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Transactions based upon arrangements made by or on behalf of Parent and/or the Purchaser.

Section 4.7             Litigation. There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of Parent and the Purchaser, threatened against Parent or the Purchaser, before any court, arbitrator or Governmental Entity, or (ii) outstanding judgment, order, writ, injunction or decree of any court, arbitrator or Governmental Entity in a proceeding to which Parent and or the Purchaser or any of their respective assets is subject except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

ARTICLE V

CONDUCT OF BUSINESS PENDING MERGER

Section 5.1             Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except as disclosed in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly provided for in any of the Transaction Agreements, unless the Parent and the Purchaser shall otherwise agree in writing, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course and in a manner consistent in all material respects with past practice. The Company shall, and shall cause its Subsidiaries to, use reasonable commercial efforts to (i) preserve intact its business organization, (ii) keep available the services of the current officers, key employees and consultants of the Company and its Subsidiaries, (iii) preserve the current relationships of the Company and its Subsidiaries with customers, franchisees, distributors, suppliers, licensors, licensees, contractors and other Persons with which the Company or its Subsidiaries has significant business relations, (iv) maintain all assets in good repair and condition in all material respects (except for ordinary wear and tear) other than those disposed of in the ordinary course of business, (v) maintain all insurance and Permits necessary to the conduct of the Company’s business as currently conducted, (vi) maintain its books of account and records in the usual, regular and ordinary manner in all material respects, and (vii) maintain, enforce and protect all of the material Company Intellectual Property Rights in a manner consistent in all material respects with past practice. By way of amplification and not limitation, except as expressly contemplated by any of the Transaction Agreements, or as disclosed in Section 5.1 of the Company Disclosure Schedule(1), the Company shall not, and shall cause its Subsidiaries not to, between the date of this Agreement and the Effective Time, directly

(1)                                  Note to Sellers: Schedule 5.1 to include monetizing the life insurance policy currently in place with respect to the life of Dr. John T. Day and severance payments to be made to Kevin Davis & Becky McIntyre.

or indirectly do, or propose to do, any of the following without the prior written consent of Parent and the Purchaser:

(a)           amend or otherwise change its Articles of Incorporation or By-laws or the Joint Venture Agreement;(2)

(b)           issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of the Company or its Subsidiaries (other than issuances of Company Common Stock pursuant to and in accordance with the Top-Up Option or the Company Stock Options outstanding as of the date hereof), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, any other ownership interest (including any phantom interests) or Voting Debt of the Company or its Subsidiaries or (ii) any assets of the Company or its Subsidiaries, except sales of inventory in the ordinary course of business, consistent with past practice, and except for other assets, including the sale of used equipment in the ordinary course of business, consistent with past practice, which, in the aggregate, have an immaterial value;

(c)           declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than between any wholly owned Subsidiary of the Company and the Company or as expressly provided for herein);

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e)           acquire (including by merger, consolidation or acquisition of stock or assets) or agree to acquire any corporation, partnership, limited liability company, or other business organization or division thereof;

(f)            (i) incur or agree to incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances, or capital contributions to or investments in, any other Person, except in the ordinary course of business consistent with past practice; or (ii) authorize capital expenditures which are, in the aggregate, in excess of $250,000 (other than capital expenditures which are made in respect of the Capacity Expansion);

(g)           acquire, or agree to acquire, any real property or other material assets, other than the purchase of supplies, equipment and other assets in the ordinary course of business consistent with past practice or in connection with the Capacity Expansion;

(2)                                  Purchaser understands that the By-laws need to be amended prior to the parties signing this Agreement in order to exempt the Transactions under Section 6 of the Utah Control Shares Acquisition Act.

(h)                                 enter into, establish, adopt, amend or renew any employment, consulting, severance or similar agreement or arrangements with any director, executive officer, or employee, or grant any salary or wage increase to any of the foregoing persons;

(i)                                     establish, adopt, amend in any material respect or increase benefits under any Benefit Plan (other than as may be required by applicable law);

(j)                                     enter into any labor or collective bargaining agreement, memorandum of understanding, grievance settlement or any other agreement or commitment relating to any labor union;

(k)                                  discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (fixed or contingent) except in the ordinary course of business consistent with past practice, or commence any voluntary petition, proceeding or action under any bankruptcy, insolvency or other similar law;

(l)                                     make or institute any change in its accounting procedures and practices unless mandated by applicable law or GAAP;

(m)                               enter into any agreement or other arrangement with any director, executive officer, employee or stockholder of the Company or its Subsidiaries or, to the Company’s Knowledge, any Affiliate of the foregoing;

(n)                                 enter into any agreement or other arrangement that is reasonably likely to be material to the business of the Company or its Subsidiaries;

(o)                                 except in connection with a resolution by the Company of the Tax audits and Tax-related litigation described in Section 3.11(c) of the Company Disclosure Schedule that does not have an adverse effect on the Company, any of its Subsidiaries or the Purchaser, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, fail to timely file any Tax Return, take a position on a Tax Return not in keeping with prior practice or take any other similar action, or omit to take any action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company or its Subsidiaries;

(p)                                 license, assign or otherwise transfer to any Person any rights to any material Company Intellectual Property Rights;

(q)                                 fail to maintain, enforce or protect any material Company Intellectual Property Rights, except in the ordinary course of business consistent with past practice;

(r)                                    settle any action, claim or suit with any Governmental Entity or third party relating to any of the Transaction Agreements, the Merger or any of the other Transactions contemplated hereby;

(s)                                  take, commit to take, or fail to take any action that (i) would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct in all material respects as of such date or with respect to such period), (ii) would result in any of the conditions to the Offer (as set forth in Annex A) or any conditions to the consummation of the Merger (as set forth in Article VIII hereof) not being satisfied, or (iii) would materially impair the ability of the Company, Parent or the Purchaser to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation; or

(t)                                    authorize or propose, or agree to take, any of the foregoing actions prohibited under this Section 5.1.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1                                      Stockholders’ Meeting.

(a)                                  If required by applicable law in order to consummate the Merger, the Company shall, consistent with applicable law and its Articles of Incorporation and By-laws, duly call, give notice of, convene and hold a special meeting of the holders of the Shares (the “Stockholders’ Meeting”), as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer and as provided for in this Agreement, and consistent with Section 6.2, for the purpose of voting upon the approval and adoption of this Agreement and the Merger.  The Company, through its Board of Directors, shall recommend to its stockholders the approval and adoption of this Agreement and the Merger, which recommendation shall be included in the Proxy Statement (as defined in Section 6.2 hereof); provided, however, the Board of Directors of the Company may fail to make its recommendation to the stockholders of the Company or may withdraw, modify or change its recommendation to the stockholders of the Company, in either case to the extent permitted under Section 6.6 hereof.  Except under circumstances set forth in Section 6.6 where the Parent does not match a Superior Proposal, the Company shall solicit from the holders of the Shares proxies in favor of the approval and adoption of this Agreement and the Merger, and shall take all other action reasonably necessary or advisable to secure the vote or consent of such holders required by the URBCA.

(b)                                 Each of Parent and the Purchaser shall vote (or consent with respect to) any shares of Company Common Stock beneficially owned by it or any of its controlled Affiliates, or with respect to which it has the power (by agreement, proxy or otherwise) or cause to be voted (or to provide a consent), in favor of the approval and adoption of this Agreement and the Merger at any meeting of the stockholders of the Company at which this Agreement and the Merger shall be submitted for approval and adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of the Company by consent in lieu of a meeting).

Section 6.2                                      Preparation of Proxy Statement

(a)                                  Subject to Section 6.3 below, the Company shall, within 10 Business Days following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer and as provided for in this Agreement, prepare and file (after providing Parent and the Purchaser with a reasonable opportunity to review and propose comments thereon) preliminary proxy materials (including a Schedule 13e-3 filing, if required to be filed under the Exchange Act) relating to meeting of the holders of the Shares to be held in connection with the Transactions (together with any amendments thereof or supplements thereto, the “Proxy Statement”) (or, if reasonably requested by Parent or the Purchaser and appropriate under the Exchange Act, an information statement in lieu of a proxy statement pursuant to Rule 14C under the Exchange Act, with all references herein to the Proxy Statement being deemed to refer to such information statement, to the extent applicable) with the SEC and shall use reasonable best efforts to respond to any comments of the SEC (after providing Parent and the Purchaser with a reasonable opportunity to review and propose comments thereon) and to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC staff.  The Company shall promptly notify Parent and the Purchaser of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent and the Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement, any of the Transaction Agreements or any of the Transactions.  The Company will cause the Proxy Statement (other than portions relating to Parent and/or the Purchaser) to comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder applicable to the Proxy Statement and the solicitation of proxies for the Stockholders’ Meeting (including any requirement to amend or supplement the Proxy Statement) and each party shall furnish to the other such information relating to it and its Affiliates and the Transactions and such further and supplemental information as may be reasonably requested by the other party.  If at any time prior to the Stockholders’ Meeting there shall occur any event that is required under the Exchange Act or by the SEC to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such amendment or supplement; provided that no such amendment or supplement to the Proxy Statement will be made by the Company without providing Parent and the Purchaser with a reasonable opportunity to review and propose comments thereon and without the approval of Parent and the Purchaser, which approval shall not be unreasonably withheld.  The Company and its counsel shall  permit Parent, Purchaser and their counsel to participate in all substantive communications with the SEC and its staff, including meetings and telephone conferences, relating to the Proxy Statement, this Agreement or the Transactions.

(b)                                 The Company agrees to include in the Proxy Statement the unanimous recommendation of the voting members of the Company’s Board of Directors, subject to any modification, amendment or withdrawal thereof to the extent permitted in any case under Section 6.6 hereof, and represents that the Company’s Financial Advisor has, subject to the terms of its engagement letter with the Company, consented to the inclusion of references to its opinion in the Proxy Statement.

Section 6.3                                      Merger Without Meeting of Stockholders.  Notwithstanding Sections 6.1 and 6.2  hereof, in the event that Parent, the Purchaser and any controlled Affiliates thereof collectively shall acquire at least 90% of the outstanding Shares pursuant to the Offer, the Top-Up Purchase or otherwise, the parties hereto agree, subject to Article VII hereof, to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 16-10a-1104 of the URBCA.

Section 6.4                                      Consents; Filings; Further Assurances.

(a)                                  The Company shall use commercially reasonable efforts to (i) obtain expeditiously from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders material to the consummation of the Transactions and required to be obtained or made by the Company or any of its Subsidiaries in connection with the authorization, execution and delivery of this Agreement, any of the other Transaction Agreements or the consummation of any of the Transactions, and (ii) as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the other Transaction Agreements and the Transactions required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder and (C) any other applicable law.

(b)                                 Parent and the Purchaser shall use commercially reasonable efforts to (i) obtain expeditiously from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders material to the consummation of the Transactions and required to be obtained or made by Parent or the Purchaser in connection with the authorization, execution and delivery of this Agreement, any of the other Transaction Agreements or the consummation of any of the Transactions, and (ii) as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the other Transaction Agreements and the Transactions required under (A) the Securities Act and the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act (and pay all filing fees to Governmental Entities associated therewith) and any related governmental request thereunder and (C) any other applicable law.

(c)                                  From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Shares into cash pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of any of the Transactions or otherwise limit the right of the Surviving Corporation to own or operate any material portion of the businesses, assets or properties of the Company or any of its Subsidiaries.

(d)                                 The Company, Parent and the Purchaser shall promptly furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Proxy Statement) in connection with the Transactions.

(e)                                  The Company shall give (or shall cause its respective Subsidiaries to give) any notices to third parties and use, and cause its respective Subsidiaries to use, their commercially reasonable efforts to obtain any third party consents (i) that are necessary, proper or advisable to consummate, and material to the consummation of, the Transactions, (ii) disclosed or required to be disclosed in the Company Disclosure Schedule or (iii) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time.  In the event that the Company shall fail to obtain any third party consent described in the immediately preceding sentence, it shall use its reasonable best efforts, and shall take any such actions reasonably requested by any of the other parties hereto, to minimize any adverse effect upon the Company, Parent and/or the Purchaser, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the purchase of Shares by the Purchaser pursuant to the Offer, from the failure to obtain such consent.

(f)                                    Prior to the date hereof, the Company has amended its By-laws to provide that the Transactions shall be exempt from the provisions of the Utah Control Shares Acquisitions Act.  If any other state takeover statute or similar statute or regulation becomes applicable to this Agreement, any of the other Transaction Agreements or any of the Transactions, the Company shall use its best efforts to take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the other Transaction Agreements and otherwise to minimize the effect of such statute or regulation on the Merger and the other Transactions.

(g)                                 If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or any of the other Transaction Agreements, including the execution of additional documents, the proper officers and directors of each party to the Transaction Agreements shall take all such action.  At and after the Effective Time, subject to applicable law, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any other actions to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 6.5                                      Access to Information; Confidentiality.

(a)                                  The parties shall comply with, and shall cause their respective Representatives (as defined below) to comply with, to the extent permitted by applicable law, all of their respective obligations under the Confidentiality Agreement dated on or about July 15, 2007 (the “Confidentiality Agreement”).

(b)                                 Subject to the Confidentiality Agreement, from the date hereof to the Effective Time, the Company shall (and shall cause each of its Subsidiaries to) provide to Parent, the Purchaser and their respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, agents and other representatives (collectively, “Representatives”) reasonable access to all information and documents which Parent or the Purchaser may reasonably request regarding the businesses, assets, liabilities, employees and other aspects of the Company or its Subsidiaries.

(c)                                  From the date hereof to the Effective Time, the Company shall (and shall cause each of its Subsidiaries to): (i) provide to Parent, the Purchaser and their respective Representatives full and complete access in all material respects, during normal business hours and upon reasonable prior notice, to the officers, employees, customers, suppliers, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel, customers, suppliers and other aspects of the Company and its Subsidiaries as Parent, the Purchaser or any of their respective Representatives may reasonably request.

(d)                                 No investigation by the Company, Parent, the Purchaser or any of their respective Representatives, whether prior to the execution of this Agreement or pursuant to this Section 6.5, shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.6                                      No Solicitation.

(a)                                  Neither the Company nor any of its Subsidiaries shall (and the Company shall cause its and each of its Subsidiaries’ Representatives, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, provide any information to, or enter into any agreement with, any Person or group of Persons (other than Parent, the Purchaser or any of their respective Affiliates) concerning any offer or proposal relating to any (i) merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture or otherwise of a material amount of the assets of the Company or any of its Subsidiaries (except for sales of inventory in the ordinary course), (iii) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) equity securities or Voting Debt (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such equity securities or Voting Debt) representing 20% or more of the voting power of the Company, (iv) transaction in which any Person shall become the Beneficial Owner, or acquire the right to become the Beneficial Owner or any group shall have been formed which is the Beneficial Owner or has the right to become the Beneficial Owner of 20% or more of the outstanding voting power of the Company or (v) any combination of the foregoing (other than any proposal or offer by Parent, the Purchaser or any of their respective Affiliates) (an “Acquisition Proposal”).  The Company further agrees that it will, and will cause its Subsidiaries and its and their respective Representatives to, immediately cease any existing activities, discussions or negotiations with any Person (other than Parent, the Purchaser or any of their respective Affiliates) conducted heretofore with respect to any potential Acquisition Proposal.  Notwithstanding the foregoing, at any time prior to the purchase of Shares by the Purchaser pursuant to the Offer, the Company may, directly or indirectly, provide access and furnish information concerning its business, properties or assets to any Person or group of

Persons pursuant to appropriate confidentiality agreements no less favorable to the Company than the terms of the Confidentiality Agreement, and may negotiate and participate in discussions and negotiations with such Person or group of Persons if (A) such Person or group of Persons has submitted an unsolicited bona fide written proposal to the Board of Directors of the Company relating to an Acquisition Proposal, (B) such proposal provides for the acquisition of all of the outstanding Shares or all or substantially all of the assets of the Company, or a similar transation (whether by recapitalization, reorganization or otherwise) whereby the Company, or at leaset a majority of its outstanding Shares or assets, will be acquired by an un-Affiliated third party, (C) the Board of Directors of the Company determines in good faith by a majority vote of the members then serving on the Board of Directors of the Company, after consultation with its independent financial advisor, that such proposal is financially superior (after taking into account all relevant considerations, including the tax consequences to the Company and the Company’s stockholders of the transactions contemplated by such proposal) to the Offer and the Merger, and is fully financed, and (D) the Board of Directors of the Company determines in good faith by a majority vote of the members then serving on the Board of Directors of the Company, after consultation with independent legal counsel, that the failure to provide such information or access or to engage in such discussions or negotiations would violate the Board’s fiduciary duties to the Company’s stockholders under applicable law (any proposal meeting all of the criteria in clauses (A), (B), (C) and (D), a “Superior Proposal”).

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, neither the Company, nor any of its Subsidiaries, the Board of Directors of the Company or any committee thereof shall (i) withdraw, modify in any manner adverse to Parent or the Purchaser, or propose to withdraw or modify in any manner adverse to Parent or the Purchaser, the approval, adoption or recommendation by the Board of Directors of the Company or any such committee of this Agreement, any of the other Transaction Agreements, the Merger or any of the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other agreement, arrangement or understanding relating to any Acquisition Proposal or propose or agree to do any of the foregoing, or (iv) submit any Acquisition Proposal at the Stockholders’ Meeting for purposes of voting upon the approval and adoption of the Acquisition Proposal; provided, however, at any time prior to the purchase of Shares by the Purchaser pursuant to the Offer and the terms of this Agreement, the Board of Directors of the Company may, if it determines in good faith by a majority vote of the members then serving on the Board of Directors of the Company, after consultation with independent legal counsel, that such action is necessary to avoid violating its fiduciary duties to the Company’s stockholders under applicable law, (A) approve or recommend a Superior Proposal, (B) withdraw or modify its recommendation of the Merger or this Agreement, and/or (C) submit a Superior Proposal to the stockholders of the Company, but in each case only if (x) at least five (5) Business Days prior to taking any such action the Company has provided Parent with written notice advising Parent that the Board of Directors of the Company intends to take such action, with a reasonably detailed explanation of the basis for deciding to take such action and, if applicable, with a reasonably detailed description of the material terms and conditions of each Superior Proposal received by the Company (which description shall identify the Person or group of Persons (and, if any such Person is an entity, the Beneficial Owners of such Person) making each such Superior Proposal) (it being understood and agreed that any material amendment or modification of a Superior Proposal shall result in a new Superior Proposal for which new written notice and a new five (5) Business Day period thereafter shall be required under this clause (x)), and (y) the Company shall have caused its financial and legal advisors to negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement (the “Parent’s Revised Proposal”) as would enable the Company to proceed with the Transactions on such adjusted terms.  If the Parent’s Revised Proposal, in the business judgment of the Board of Directors of the Company, is substantially the same as the Superior Proposal (including, as reasonably determined by the Company, being at least as favorable as to the economic terms) or is more favorable to the stockholders of the Company (other than the Principal Company Stockholders, except in their capacities as stockholders) from a financial point of view than the Superior Proposal, then, subject only to the amendment of this Agreement to incorporate the terms and conditions of the Parent’s Revised Proposal, the Company shall reject the Superior Proposal and recommend to its stockholders the approval of the Revised Proposal and the adoption of this Agreement as so amended.

(c)                                  Notwithstanding anything to the contrary in Section 6.6(a) or Section 6.6(b) hereof, nothing herein shall prohibit the Company or its Board of Directors from taking and disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules l4d-9 and l4e-2(a) promulgated under the Exchange Act.

(d)                                 The Company shall promptly (but in any event within one (1) Business Day of receipt) notify Parent and the Purchaser of any proposal, indication of interest or other inquiry made with respect to any Acquisition Proposal, shall keep Parent and the Purchaser fully apprised at all times of all material developments with respect to any Acquisition Proposal and all proposals, indications of interest, negotiations, discussions and other inquiries related thereto  and shall promptly (but in any event within one (1) Business Day of receipt) provide to Parent and the Purchaser a reasonably detailed description of the material terms and conditions of each Acquisition Proposal received by the Company, which description shall identify the Person or group of Persons (and, if any such Person is an entity, the Beneficial Owners of such Person, to the extent known by the Company) making each such Acquisition Proposal.  The Company shall promptly provide to Parent and the Purchaser any non-public information concerning the Company provided to any other Person which was not previously provided to Parent.  The Company agrees not to release any third party from, or waive any material provisions of, any confidentiality or standstill agreement to which the Company is a party.

Section 6.7                                      Public Announcements.  Parent, the Purchaser and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, any of the other Transaction Agreements or any of the Transactions.  Prior to the Closing, neither Parent, the Purchaser nor the Company shall issue any press release or otherwise make any public statement without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld), except as may be required by applicable law or any listing agreement with the NASD or any national securities exchange to which the Company is a party and, in such case, shall use reasonable efforts to consult with all the parties hereto prior to such release or statement being issued.  Subject to the foregoing sentences, the parties shall agree on the text of a joint press release by which Parent, the Purchaser and the Company will announce the execution of this Agreement.

Section 6.8                                      Notification of Certain Matters.  From and after the date of this Agreement until the Effective Time, the Company shall promptly notify Parent and the Purchaser, and Parent or the Purchaser shall promptly notify the Company, of:

(a)                                  the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause any (i) representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (ii) any material covenant or any condition to the obligations of any party hereto to effect the Merger not to be complied with or satisfied, as applicable;

(b)                                 the failure of any party hereto to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement (including the conditions set forth in Annex A hereto);

(c)                                  the receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions;

(d)                                 the receipt of any notice or other communication from any Governmental Entity in connection with any of the Transactions; and

(e)                                  any actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the notifying party, threatened against, relating to, involving or otherwise affecting the Company or the Purchaser, which relates to the consummation of any of the Transactions;

in each case to the extent such event or circumstance is or becomes known to the party required to give such notice; provided, however, the delivery of any notice pursuant to this Section 6.8 shall not be deemed to be an amendment or other modification of this Agreement or any Section in the Company Disclosure Schedule, and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement.

Section 6.9                                      Directors’ and Officers’ Insurance and Indemnification.

(a)                                  Parent, the Purchaser and the Company agree that, except as may be limited by applicable laws, for six years from and after the Effective Time, the indemnification obligations set forth in the Company’s Articles of Incorporation and the Company’s By-laws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who on or at any time prior to the Effective Time were entitled to indemnification thereunder with respect to matters occurring prior to the Effective Time.

(b)                                 The Company shall purchase a “tail policy” providing directors’ and officer’s liability insurance coverage for a period of six years after the Effective Time for the individuals who were directors and officers of the Company and its Subsidiaries prior to the Effective Time comparable to the coverage provided as of the date hereof under the policy or policies maintained by the Company and its Subsidiaries for the benefit of such individuals (the “Tail Policy”).

Section 6.10                                No Control of Other Party’s Business.  Nothing contained in this Agreement is intended to give Parent or Purchaser, as it relates to the Company or any of its Subsidiaries, or vice versa, directly or indirectly, the right to control or direct the other party’s, or its subsidiaries’ operations prior to the Purchaser’s acceptance and payment for Shares tendered pursuant to the Offer in an amount equal to at least the Minimum Condition.

ARTICLE VII

CONDITIONS

Section 7.1                                      Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a)                                  Stockholder Approval.  This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law, in order to consummate the Merger;

(b)                                 Statutes; Consents.  No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger or otherwise materially limits or restricts ownership or operation of the business of the Surviving Corporation and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time and shall not materially limit or restrict ownership or the operation of the business of the Surviving Corporation;

(c)                                  HSR Act.  Any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(d)                                 Injunctions.  There shall be no order or injunction of a foreign or United States federal or state court or other Governmental Entity of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger or otherwise materially limiting or restricting ownership or the operation of the business of the Surviving Corporation; and

(e)                                  Purchase of Shares in Offer.  Parent, the Purchaser or their Affiliates shall have purchased shares of Company Common Stock pursuant to the Offer.

ARTICLE VIII

TERMINATION

Section 8.1             Termination.  Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

(a)                                  By the mutual written consent of the Board of Directors of the Company and the Board of Directors of Parent.

(b)                                 By either the Board of Directors of the Company or the Board of Directors of Parent, if:

(i)                                     any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto have used commercially reasonable efforts to have lifted), in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; or

(ii)                                  prior to the purchase of Shares by the Purchaser pursuant to the Offer, the Merger shall not have been consummated on or before the one hundred and fiftieth (150th) day following the date hereof; provided, however, the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the failure to consummate the Merger is the result of a material breach of this Agreement by such party;

(c)                                  By the Board of Directors of the Company if, prior to the purchase of Shares by the Purchaser pursuant to the Offer:

(i)                                     Parent or the Purchaser breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein (which breach cannot be or has not been cured within thirty (30) days after the giving of written notice by the Company to Parent or the Purchaser, as the case may be) or breaches its representations and warranties in any material respect; or

(ii)                                  (A) the Company is not in material breach of any of the terms of this Agreement, (B) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (C) Parent does not make, within three Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (D) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.3.  The Company agrees (x) that it will not enter into a binding agreement referred to in clause (B) above until at least the fourth Business Day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

(d)                                 By the Board of Directors of Parent if:

(i)                                     Parent or the Purchaser, as the case may be, shall have properly terminated the Offer, or the Offer shall have expired, subject, in each case, to the provisions of this Agreement and the terms of the Offer; provided that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or the Purchaser has failed to purchase the Shares in the Offer in violation of the material terms of the Offer or this Agreement;

(ii)                                  Parent, the Purchaser or any of their respective Affiliates shall have failed to commence the Offer following the date of the initial public announcement of the Offer due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto (which occurrence cannot be or has not been cured within thirty (30) days after the giving of written notice by the Parent or the Purchaser to the Company); provided that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent or the Purchaser is in material breach of any of the provisions of this Agreement or the Offer;

(iii)                               the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser, its approval or recommendation of this Agreement, any of the other Transaction Agreements, the Offer, the Merger or any of the other Transactions or shall have recommended an Acquisition Proposal or offer, or shall have executed an agreement in principle (or similar agreement) or definitive agreement providing for a tender offer or exchange offer for any shares of capital stock of the Company, or a merger, consolidation or other business combination with a Person other than Parent, the Purchaser or their respective Affiliates (or the Board of Directors of the Company resolves to do any of the foregoing); provided that Parent may not terminate this Agreement pursuant to this Section 8.1(d)(iii) if Parent or the Purchaser is in material breach of any of the provisions of this Agreement or the Offer; or

(iv)                              prior to the purchase of Shares by the Purchaser pursuant to the Offer, the Company breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein (which breach has not been cured within thirty (30) days after the giving of written notice by Parent or the Purchaser to the Company) or breaches any of its representations and warranties in any material respect.

Section 8.2             Method of Termination; Effect of Termination.

(a)                                  Any such right of termination hereunder shall be exercised by advance written notice of termination given by the terminating party to the other parties hereto in the manner hereinafter provided in Section 9.2 hereof.  Any such right of termination shall not be an exclusive remedy hereunder but shall be in addition to any other legal or equitable remedies that may be available to any non-defaulting party hereto arising out of any default hereunder by any other party hereto.

(b)                                 In the event this Agreement is properly terminated pursuant to Section 8.1 hereof, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any of the parties hereto or any of their respective officers or directors and all rights and obligations of any party hereto shall cease (except in each case the provisions of Section 8.3 hereof and the provisions of Article IX hereof, each of which shall survive such termination); provided, however, nothing herein shall relieve any party hereto from liability for, or be deemed to waive any rights of the parties hereto to specific performance of this Agreement or any of the other Transaction Agreements available to them by reason of, any pre-termination breach of this Agreement or any of the other Transaction Agreements.

Section 8.3             Fees and Expenses.

(a)                                  Except as otherwise expressly contemplated by this Agreement, including Sections 8.3(b) and 8.3(c) hereof, all costs and expenses incurred in connection with any of the Transaction Agreements or the consummation of any of the Transactions shall be paid by the party incurring such expenses.

(b)                                 If (w) the Board of Directors of the Company shall terminate this Agreement pursuant to Section 8.1(c)(ii) hereof, (x) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 8.1(d)(iii) or Section 8.1(d)(iv) hereof, (y) the Board of Directors of Parent shall terminate this Agreement pursuant to Section 8.1(d)(i) because of the failure to satisfy the Minimum Condition (but only if an Acquisition Proposal has been publicly announced or received by the Company prior thereto), or (z) the Board of Directors of Parent shall, due to a willful breach of this Agreement by the Company, terminate this Agreement pursuant to Section 8.1(d)(ii) hereof (each termination of the types described in clauses (w), (x), (y) or (z), a “Termination Fee Trigger Event”), then the Company shall pay to Parent and/or its designees (concurrently with the termination of this Agreement pursuant to Section 8.1(c)(ii) or within two (2) Business Days after any such termination of this Agreement pursuant to Section 8.1(d)), by wire transfer of immediately available funds to an account specified by Parent, a termination fee (the “Termination Fee”) equal to $2,000,000.

(c)                                  If a Termination Fee Trigger Event occurs, then, in addition to any Termination Fee payable hereunder, the Company shall promptly reimburse Parent, the Purchaser and their respective Affiliates for all reasonable out-of-pocket expenses incurred on or after June 13, 2008, up to an aggregate maximum of $750,000, by or on behalf of any such Person (including the fees and expenses of legal counsel, accountants, financial advisors, other consultants, financial printers and financing sources) in connection with the preparation and negotiation of this Agreement or any of the other Transaction Agreements or otherwise in furtherance of or in connection with the Offer, the Merger or any of the other Transactions.

(d)                                 Each of Parent, the Purchaser and the Company agree that the agreements contained in Sections 8.3(b) and 8.3(c) are an integral part of the Transactions and constitute liquidated damages and not a penalty.  If the Company fails to pay any amounts properly due under and in accordance with Sections 8.3(b) and/or 8.3(c), it shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on any unpaid amounts at the publicly announced prime rate of Bank of America, N.A. from the date such amount was required to be paid.

ARTICLE IX

MISCELLANEOUS

Section 9.1             Non-Survival of Representations and Warranties.None of the representations and warranties in this Agreement, the other Transaction Documents or in any schedule, instrument or other document delivered pursuant hereto by any Person shall survive the Effective Time; provided, however, nothing herein shall limit any covenant or agreement of any of the parties hereto which by its terms contemplates performance after the Effective Time.

Section 9.2             Notices.All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) or by a nationally recognized overnight courier service to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

(a)          if to Parent or the Purchaser, to:

Cyanco Holding Corp.

Calypso Acquisition Corp.

c/o Oaktree Capital Management, L.P.

333 S. Grand Ave., 28th Floor

Los Angeles, California  90071

Attention:   Jordon L. Kruse

Telecopy No.:  (213) 830-6394

with a copy to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention:  Christopher J. Greeno

Telecopy No.:  (312) 861-2200

and

(b)         if to the Company, to:

Nevada Chemicals, Inc.
9149 South Monroe Plaza Way, Suite B
Sandy, Utah 84070
Attention:  Dr. John T. Day
Telephone No.:  (801) 984-0228
Telecopy No.:  (801)984-0231

with a copy to:

Parr Waddoups Brown Gee & Loveless
Attn: Scott W. Loveless
185 South State St., Suite 1300
Salt Lake City, Utah 84111

Telephone No.: (801) 532-7840

Telecopy No.: (801) 532-7750

Section 9.3             Definitions.

(a)                                  Certain Definitions.  When used in this Agreement, the following terms have the meaning ascribed to each such term in this Section 9.3(a):

(i)                                     “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person;

(ii)                                  “Affiliated Group” means an “affiliated group” as defined in Code §1504 (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law);

(iii)                               “Beneficial Owner” with respect to any shares means a Person who shall be deemed to be the Beneficial Owner of such shares which such Person beneficially owns, as defined in Rule 13d-3 under the Exchange Act;

(iv)                              “Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York or San Francisco, California;

(v)                                 “Capacity Expansion” means that certain “Capacity Expansion - Including Third Plant” program approved by Winnemucca Chemicals Inc. and CyPlus Corporation, and attached as Exhibit 3.6 to Section 3.6 of the Company Disclosure Schedules hereto;

(vi)                              “COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state law;

(vii)                           “Code” means the Internal Revenue Code of 1986, as amended;

(viii)                        “Company Material Adverse Effect” means, when used in connection with the Company, any change, effect, event, occurrence, condition or development that is materially adverse to the business, assets, liabilities, properties, results of operations, prospects or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; notwithstanding the foregoing, the term “Company Material Adverse Effect” does not include any of the following: (a) changes in the general economic conditions that generally affect businesses in the United States in a similar manner (except in the event, and only to the extent, that any such resulting change, effect, event, occurrence, condition or development affects the Company in a materially disproportionate manner as compared to other mining chemicals businesses in the United States), (b) changes in GAAP, or in the interpretation thereof, (c) any action taken by the Company or any Subsidiary at the request of Parent or Purchaser, or (d) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of war or the occurrence of any natural disasters and acts of terrorism, except in the event, and only to the extent, of any material damage to or loss of the Company’s physical properties.  Notwithstanding the foregoing, fluctuations in the trading price of the Company Common Stock shall not, by itself, constitute a Company Material Adverse Effect; provided, that any change, effect, event, occurrence, condition or development that may have caused or contributed to such fluctuations in trading price shall not be excluded from the determination of whether there has been, could be, or would be a Company Material Adverse Effect.

(ix)                                “Environmental and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as such of the foregoing are enacted or in effect, prior to or on the Closing Date;

(x)                                   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

(xi)                                “ERISA Affiliate” means each Person that at any relevant time, together with the Company or any of its Subsidiaries, is or was treated as a single employer under Section 414 of the Code or Section 4001 of ERISA;

(xii)                             “Hazardous Substance(s)” means any substance, material or waste, including special waste, that is characterized, classified or designated under any Environmental Law as hazardous, toxic, pollutant, or radioactive or otherwise is subject to imposition of liability or standards of conduct under any Environmental and Safety Requirements;

(xiii)                          “Indebtedness” with respect to any Person means, without duplication: (A) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money; (B) any indebtedness evidenced by any note, bond, debenture or other debt security; (C) any indebtedness for the deferred purchase price of property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and all other current liabilities incurred in the ordinary course of business which are not more than 60 days past due); (D) any commitment by which such Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit); (E) any indebtedness guaranteed in any manner by such Person (including guarantees in the form of an agreement to repurchase or reimburse); (F) any obligations under capitalized leases with respect to which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations such Person assures a creditor against loss; (G) any indebtedness secured by a Lien on any of the assets or properties of such Person; and (H) accrued interest in respect of any of the obligations described in the foregoing clauses (A) through (G) of this definition and all premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of such obligations;

(xiv)                         “Intellectual Property” means all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names, slogans, corporate names and Internet domain names, together with all the goodwill associated therewith; all mask works; all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; and all trade secrets, confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, financial business and marketing plans, customer and supplier lists and related information, marketing materials); computer software and software systems (including, without limitation, data, source code and object code, databases and related documentation) and all other proprietary rights;

(xv)                            “IRS” means the United States Internal Revenue Service;

(xvi)                         “Knowledge” means, with respect to the Company, the actual knowledge, after reasonable investigation, of John T. Day and Kevin L. Davis and the following persons at Cyanco: John Burrows, Tobin Kueper, Wallace Wester, Steve Cochran, Shane Gillen, and Bob Warriner;

(xvii)                      “Lien” shall mean, with respect to any property or asset, any mortgage, pledge, security interest, lien (statutory or other), charge, encumbrance or other similar restrictions or limitations of any kind or nature whatsoever on or with respect to such property or asset;

(xviii)                   “Person” means an individual, corporation, limited liability company, partnership, limited partnership, syndicate, Person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

(xix)                           “Subsidiary” of a Person shall mean any corporation or other entity (including partnerships and other business associations and joint ventures) in which such Person directly or indirectly owns a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect a majority of the directors or similar members of the governing body, or otherwise to direct the management and policies, of such corporation or other entity; provided, however, that, for purposes of this Agreement, Cyanco shall be deemed a Subsidiary of the Company.

(xx)                              “Tax” or “Taxes” means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; (B) liability of the Company for the payment of any amounts of the type described in clause (A) arising as a result of being (or ceasing to be) a member of any Affiliated Group (or being included (or required to be included) in any Tax Return relating thereto); and (C) liability of the Company for the payment of any amounts of the type described in clause (A) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other person;

(xxi)                           “Tax Return” means any declaration, report, claim for refund, return, information report or filing with respect to Taxes, including any schedules or attachments thereto and including any amendments thereof; and

(b)                                 Cross-References.  The following capitalized terms are defined in the Section of the Agreement set forth opposite each such term:

Term	Section

Acquisition Proposal	Section 6.6
Articles of Merger	Section 1.7
Audited Cyanco Financial Statements	Section 3.5(c)
Base Shares	Section 1.5

Benefit Plan	Section 3.8(a)
CERCLA	Section 3.10(c)
Certificates	Section 2.2(b)
Closing	Section 1.8
Closing Date	Section 1.8
Company	Preamble
Company Common Stock	Preamble
Company Disclosure Schedule	Article III
Company’s Financial Advisor	Section 3.17
Company Intellectual Property Rights	Section 3.16(b)
Company Material Contracts	Section 3.14
Company SEC Reports	Section 3.5(a)
Company Stock Option	Section 2.4(a)
Company Stock Option Plan	Section 2.4(a)
Confidentiality Agreement	Section 6.5(a)
Cyanco	Section 3.1
Cyanco Financial Statements	Section 3.5(c)
Dissenting Shares	Section 2.3(a)
Effective Time	Section 1.7
Employment Laws	Section 3.12(b)
Exchange Act	Section 1.1(a)
GAAP	Section 3.5
Governmental Entity	Section 3.4(a)
HSR Act	Section 3.4(a)
Joint Venture Agreement	Section 3.1
Major Customers	Section 3.21
Major Suppliers	Section 3.21
Merger	Section 1.4(a)
Merger Consideration	Section 2.1(c)
Minimum Condition	Section 1.1(a)
Offer	Section 1.1(a)
Offer Documents	Section 1.1(b)
Offer Price	Section 1.1(a)
Offer to Purchase	Section 1.1(a)
Option Consideration	Section 2.4(a)
Parent	Preamble
Parent Material Adverse Effect	Section 4.1
Paying Agent	Section 2.2(a)
Principal Company Stockholders	Preamble
Purchaser	Preamble
Purchaser Common Stock	Section 2.1
Proxy Statement	Section 6.2(a)
Real Property	Section 3.15(b)
Representatives	Section 6.5(a)
SEC	Section 1.1(b)
Securities Act	Section 3.5(a)

Schedule 14D-9	Section 1.2(a)
Schedule TO	Section 1.1(b)
Shares	Preamble
Stockholders’ Meeting	Section 6.1(a)
Subsidiary	Section 3.1(a)
Superior Proposal	Section 6.6
Support Agreement	Preamble
Surviving Corporation	Section 1.4(a)
SWDA	Section 3.10(c)
Termination Fee	Section 8.3
Termination Fee Trigger Event	Section 8.3
Top-Up Option	Section 1.5(a)
Top-Up Purchase	Section 1.5(a)
Top-Up Shares	Section 1.5(a)
Transaction Agreements	Preamble
Transactions	Preamble
URBCA	Preamble
Utah Control Shares Acquisitions Act	Section 3.19
Voting Debt	Section 3.2(a)

Section 9.4              Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.5              Entire Agreement; Assignment.  Each and all of the Transaction Agreements (including the Exhibits hereto and the Company Disclosure Schedule, which in each case are hereby incorporated into this Agreement and made a part hereof for all purposes as if fully set forth herein) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.  None of the Transaction Agreements shall be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, which shall not be unreasonably withheld, except that each of Parent and the Purchaser may assign all or any of its rights and obligations hereunder to any Affiliate of Parent and the Purchaser, and Parent and the Purchaser may assign their respective rights and obligations hereunder as collateral security to any Person providing financing to Parent and/or the Purchaser; provided that no such assignment shall change the amount or nature of the Merger Consideration or relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.6              Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.9 hereof (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 9.7              Specific Performance.  The  parties  hereto  agree  that  irreparable damage would occur to the parties in the event any provision of this Agreement or any of the other Transaction Agreements was not performed in accordance with the terms hereof or thereof, as applicable, and that the parties hereto shall be entitled to an injunction or injunctions to prevent any breaches of any Transaction Agreement and to specific performance of the terms hereof and thereof, in addition to any other remedy available to such Person at law or in equity.

Section 9.8              Governing Law.  The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of Utah (excluding any conflict of law, rule or principle that would refer to the laws of another jurisdiction).  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

Section 9.9              Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.10        Counterparts.  This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.11        Construction.  This Agreement and any of the other Transaction Agreements and any documents or instruments delivered pursuant hereto or thereto or in connection herewith or therewith shall be construed without regard to the identity of the Person who drafted the various provisions of the same.  Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same.  Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or any of the other Transaction Agreements or such other documents and instruments.

*     *     *    *

IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CYANCO HOLDING CORP.

By:	/s/
Name:
Title:

CALYPSO ACQUISITION CORP.

By:	/s/
Name:
Title:

NEVADA CHEMICALS, INC.

By:	/s/
Name:
Title:

CONDITIONS TO THE TENDER OFFER

Notwithstanding any other provisions of the Offer or this Agreement, and in addition to (and not in limitation of) the Purchaser’s rights to extend the Offer in accordance with the provisions of the Agreement, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the provisions of the Agreement, the payment for, any tendered Shares if (i) any applicable waiting period under the HSR Act or any applicable foreign antitrust or competition law or regulation has not expired or terminated, (ii) the Minimum Condition has not been satisfied, or (iii) at any time on or after the date of this Agreement and before the time of acceptance for payment of Shares, any of the following events shall occur or shall be reasonably determined by the Purchaser to have occurred, and which sall be continuing:

(a)          there shall be threatened or pending any suit, action or proceeding (i) seeking to prohibit or impose any material limitations on Parent’s or the Purchaser’s ownership or operation (or that of any of their respective Subsidiaries or Affiliates) of all or a material portion of their or the Company’s businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and Affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each of the foregoing cases, taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any material number of Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other material transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages related to the Offer or the Merger that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or rendering the Purchaser unable to accept for payment, pay for or purchase a material number of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the Company’s stockholders, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

(b)         there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, or any other action shall be taken by any Governmental Entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or any foreign antitrust or competition law or regulation, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c)          (i) any of the representations and warranties of the Company contained in any of Sections 3.1, 3.2, 3.3, 3.18 or 3.19 of the Merger Agreement shall not be true and correct in all material respects (or in the case of any such representations and warranties that are qualified by their terms as to materiality, in all material respects, Company Material Adverse Effect, or similar qualfiers, such representations and warranties, as so qualified, shall not be true and correct in all resepcts) as of the date of the Merger Agreement or thereafter shall have become inaccurate or incomplete; or (ii) any of the other representations and warranties of the Company set forth in this Agreement shall not be true and correct as of the date of the Agreement or thereafter shall have become inaccurate or incomplete (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), in each case (in this clause (ii)) without giving effect to any “materiality” or Company Material Adverse Effect qualifier therein, except in the case of clause (ii) where the failure of such representations and warranties to be true and correct has not had and would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect;

(d)         the Company shall have materially breached or failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under any of the Transaction Agreements;

(e)          there shall have occurred any events or changes (whether or not described in any notice delivered by the Company pursuant to Section 6.8 hereof) which have had or which are reasonably likely to have or constitute, individually or in the aggregate, a Company Material Adverse Effect;

(f)            the Agreement shall have been terminated in accordance with its terms;

(g)         the Company and the Purchaser shall have agreed in writing that Purchaser shall terminate the Offer;

(h)         the Company’s Board of Directors or any committee thereof (i) shall have withdrawn, or modified or changed in any manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (ii) shall have recommended another proposal or offer, (iii) shall have resolved to do any of the foregoing or (iv) shall have taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Parent or the Purchaser) after a reasonable amount of time (and in no event more than ten (10) Business Days following receipt thereof) has elapsed for the Company’s Board of Directors or any committee thereof to review and make a recommendation with respect thereto; which in any case identified in clauses (i)-(iv) in the sole collective judgement of Parent and the Purchaser, regardless of circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments

The foregoing conditions are for the sole benefit of the Purchaser and Parent and, except for the Minimum Condition, may be waived by Parent and the Purchaser, in whole or in part at any time and from time to time prior to the expiration date of the Offer in the reasonable collective discretion of Parent and the Purchaser.  The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration date of the Offer.